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                                                                    EXHIBIT 99.1


[LOGO OF AGILE]

Agile Software Corporation
One Almaden Boulevard
San Jose, CA 95113-2253

Voice: (408) 975-3900
Fax: (408) 271-4862

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                                                     PRESS RELEASE
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                                                           FOR IMMEDIATE RELEASE

Media Contacts
   Kelly Casey
   Agile Software Corporation
   (408) 999-7063
   kelly.casey@agilesoft.com

    Agile Comments on Outlook for Current Quarter Results and
             Board Adopts Shareholder Rights Plan

SAN JOSE, Calif.-April 3, 2001- Agile Software Corporation (Nasdaq:AGIL), a leading provider of business-to-business collaborative manufacturing solutions, today provided guidance on its estimated results for the quarter ending April 30, 2001.

The Company said that based on its results for the quarter to date, it estimates that it will achieve revenue in the range of $26 million to $27 million. Earnings (net loss) per share, excluding acquisition related costs and before amortization and other intangibles, are estimated to be in the range of $(.06) to $(.03). Revenue and earnings in the preceding quarter were $25.0 million and $.01 per share. Revenue and earnings in the year-earlier quarter ending April 30, 2000, were $10.8 million and $(.02) per share.

Agile expects to take a one-time charge of approximately $5.0 million in connection with the termination of its merger with Ariba. Due to current uncertain conditions, Agile also expects in the current quarter to take significant one-time charges relating to investments and possible write down of goodwill related to its 1999 acquisition of Digital Market, Inc.

The foregoing estimates are based upon management's current estimates, and could be higher or lower the range indicated based on subsequent events.

                                    -more-
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Agile Comments on Outlook For Current Quarter Results and Board Adopts
Shareholder Rights Plan                                               Page 2-2-2

"While we are currently comfortable with our estimates for the fourth quarter," said Bryan D. Stolle, CEO of Agile," and we are continuing to close larger figure deals with the likes of Benchmark Electronics, Ciena, Hitachi, SCI, and Solectron, we are mindful that in the last few months economic conditions have declined very rapidly and that many IT companies were not able to close expected business in the last month of their quarter which negatively impacted their results. There can be no assurance that the same thing won't happen to Agile. Given these conditions, while we see no current need for staff reductions, business prudence dictates that we watch spending and slow hiring until we get a clearer picture of where the bottom is for this economic slow-down. From a long-term perspective, we remain confident in our business and the value we bring to our customers," concluded Stolle.

In addition, the company has announced that its Board of Directors has adopted a Preferred Stock Purchase Rights Plan designed to enable all Agile stockholders to realize the full value of their investment and to provide for fair and equal treatment for all Agile stockholders in the event that an unsolicited attempt is made to acquire Agile. The adoption of the Plan is intended as a means to guard against any potential use of takeover tactics designed to gain control of Agile without paying all stockholders full and fair value. The distribution of the Rights is not in response to any proposal to acquire Agile. The Board is not aware of any such effort.

Under the Plan, stockholders will receive one right to purchase one one-thousandth of a share of a new series of Agile Preferred Stock for each outstanding share of Agile Common Stock held of record at the close of business on April 26, 2001. the Rights expire on April 2, 2011.

The company will be holding a conference call today at 2:00 p.m. PST. The dial-in number is (888)604-5272. There will be a live web broadcast available on the investor relations web site at www.agilesoft.com.

About Agile
Agile Software Corporation (Nasdaq: AGIL) is a leading supplier of business-to-business collaborative manufacturing commerce solutions. Agile products enable supply chain partners to communicate and collaborate over the Internet about new or changing product content, and then source and procure the required components. At MyAgile.com(TM), Agile also provides the dispersed supply chain with mission-critical eServices' such as online marketplaces, custom part procurement, wireless access, and components research. Agile customers include Amkor Technologies, Compaq Computer, Dell Computer, Electronics International, Flow International, GE Medical Systems, International Paper, Juniper Networks, Lucent.

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Agile Comments on Outlook For Quarter Results and Board Adopts Shareholders
Rights Plan                                                           Page 3-3-3

Technologies, Nvidia, Philips, Sycamore Networks, Texas Instruments, Zhone Technologies, and others. For more information, call 408-975 3900, or visit Agile at www.agilesoft.com.

This "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995:
Information in this release that involves Agile's beliefs, hopes, plans, expectations, intentions or strategies regarding the future consists of forward -looking statements that involve risks and uncertainties, which we are based upon information available to Agile as of the date of the release, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to, declining economic conditions including a possible recession, cutbacks by our customers in their purchase of software such as ours, delays and difficulties in introducing new products and upgrades of existing versions of our products; lack of market acceptance of Agile Anywhere(TM) or Agile Buyer(TM) or other new products or services by major competitors; risks competitive new products and services; introduction of new products or services by major competitors; risks related to the Internet on out business and prospects; and our ability to recruit or retain necessary personnel and significant fluctuations in our stock price. These and other factors and risks associated with our business are discussed in the Company's Form 10-k filed July 24, 2000 and Form 10-Q filed on March 12, 2001.

Agile Software, the Agile Software logo, Agile Anywhere, Agile Buyer, and MyAgile.com are trademarks of Agile Software Corporation in the U.S. and/or other countries. All other brand or products names are trademarks and registered trademarks of their respective holders.